SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release ("Agreement") is entered into by and between LivePerson, Inc. and its wholly owned subsidiary LivePerson Ltd. (referred to individually or together as the context requires, the "Company") and Eli Campo (the "Executive") is made as of December 16, 2013, and will become effective on the date of execution by both parties set forth on the last page hereof (the "Effective Date").
WHEREAS, the Executive received an offer letter from the Company dated December 21, 2006, and entered an employment agreement dated February 21, 2007 with LivePerson, Ltd. (f/k/a HumanClick Ltd), a wholly owned subsidiary of the Company (together, the "Employment Agreement"); and
WHEREAS, the parties mutually desire to terminate their employment relationship as of the Separation Date (defined below) on the terms set forth herein; and
WHEREAS, the parties wish to fully and finally resolve amicably the terms of the separation of their employment relationship and all matters between them, directly or indirectly connected to and/or arising from the employment relationship between them.
NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the Company and the Executive agree as follows:

1.	The preface to this Agreement constitutes an integral part hereof.

2.
Executive acknowledges that the employment relationship between the parties will cease as of the Separation Date. Executive shall cease to be an employee, officer, agent or representative of the Company (or any of its parents, subsidiaries or affiliates) for any purpose and, accordingly, Executive undertakes not to represent himself, or hold himself out as, an employee, officer, agent or representative of the Company (or any of its parents, subsidiaries or affiliates) after the Separation Date for any purpose.

3.
The Executive shall resign from all of his offices in the Company effective as of the Separation Date and shall execute any documents necessary for that purpose. "Separation Date" shall mean February 12, 2014, unless otherwise modified by the parties by mutual agreement.

4.	Executive agrees that the only payments and benefits that he is entitled to receive from the Company as of and after the Separation Date are those specified in this Agreement.

5.	Within reasonably prompt time following the Effective Date a full and final settlement of accounts will be carried out with the Executive, in the framework of which the Company shall:

5.1
Pay or otherwise release as described in Sections 5.2 and 5.3 below (i) any accrued, unused vacation days, in accordance with Company policy and applicable law; and (ii) all outstanding statutory benefits and reimbursable expenses owed to Executive on the Effective Date, including, if applicable, outstanding convalescence pay, statutory severance sick leave, annual leave, and all termination benefits, reimbursable travel or business expenses incurred within the Company's applicable policies, car benefits, and all other statutory benefits connected to or arising out of Executive's employment with the Company or its termination, in each case, to the extent such payment is owed to Executive under applicable law. Such items shall be either released as described in Section 5.2 and 5.3 below or registered in the Executive's last pay slip, which shall be the first pay slip following the Effective Date of this Agreement.

5.2 Send customary release letters addressed to the relevant insurance companies, authorizing to transfer the ownership in the pension insurance policies to the Executive's name, including without limitation, the severance component (the "Severance Fund").
5.3 Send release letter addressed to the further education fund, authorizing it to release to the Executive all monies accumulated in the further education fund in the Executive's name.

6.
In addition, subject to the terms of this Agreement, the Company shall provide the Executive the following mutually agreed benefits, which are additional to statutory benefits owed to Executive under applicable law (the "Additional Benefits") within a reasonably prompt time following the Effective Date of this Agreement:

6.1 Additional severance in the amount of Executive's current base salary rate from the Separation Date through June 16, 2014 for total additional severance in the gross amount of 355,648.35 NIS, less all applicable withholdings and required deductions, which will be paid to Executive in one lump sum in the first regularly scheduled payroll date following the Effective Date of this Agreement,
6.2 Executive will receive the Accelerated Option Consideration, as set forth in Paragraph 7 below, and
6.3 Although Executive will not be an active employee at the time of 20 13 bonus payments, Executive shall be paid his 2013 bonus earned as part of, and in accordance with, Company's 2013 bonus plan and payment policies, and less all applicable withholdings and deductions, except that Company shall waive the requirement that Executive to be an active employee of Company at the time of the 2013 bonus payment. The Company's board of directors has authorized the calculation of Executive's gross bonus amount at 100% of target which is 417,600.00 NIS. Payment will be subject to all standard withholding and deductions, and will be made at the time and in the manner the Company pays 2013 bonuses to all personnel, but no later than March 15, 2014.

7.
Executive acknowledges and agrees that, the Company granted the Executive the stock options to purchase shares of Company common stock set forth in Schedule A attached hereto and pursuant to the LivePerson 2009 Stock Incentive Plan or the Company's preceding stock incentive plan (together the "Options"). Executive further acknowledges and agrees that, as of the Separation Date, Executive is vested in a total of 250,425 of the Options (the "Vested Options") as detailed in Schedule A.

As a part of the Additional Benefits, the Company agrees that 56,225 shares of unvested options held by Executive on the Separation Date, which represent option shares that (in accordance with their terms) would have vested between the Separation Date and the first anniversary of the Separation Date had the Executive continued to be actively employed by the Company during such period, shall accelerate and become fully vested upon the Effective Date of this Agreement (the "Accelerated Options").
Further, all Vested Options and Accelerated Options shall remain exercisable by Executive until the first anniversary of the Separation Date, February 12, 2015. Except as expressly set forth in this section, the Vested Option and Accelerated Options and any shares acquired pursuant to their exercise will remain subject to all of the terms and conditions of the stock option agreement evidencing the Option and the Stock Plan. Further, Executive acknowledges and undertakes that he has no other right, title or interest in any Company stock or stock options other than the Vested Option and Accelerated Options described in this Paragraph.

8.
Except as otherwise provided herein, Executive's participation and coverage under all employee benefit plans and programs sponsored by or through the Company (or any of its affiliates) (e.g., company car, or any social benefits paid, contributed to or arranged by the Company) will cease as of the Separation Date.

9.
In exchange for the Additional Benefits provided for in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the Executive, and upon fulfillment of the Company's obligations described in Sections 5, 6 and 7 above, the Executive hereby forever unconditionally and irrevocably releases and discharges the Company, and each and all of its direct and indirect affiliates, parents, subsidiaries (wholly-owned or not), members, branches, divisions, business units or groups, agencies, predecessors, successors and assigns, any employee benefit plans established or maintained by any of the foregoing entities and each and all of their current and former officers, directors, employees, trustees, plan administrators, agents, attorneys, representatives, partners, advisor's and shareholders (collectively and individually, shall be referred as the "Released Parties"), from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands whatsoever, in law or equity, whether present or future, whether known or unknown, and of whatsoever kind or nature that the Executive, his heirs, executors, administrators, representatives and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any alleged or actual matter, omission, act, cause or thing, including, but not limited to, those arising out of his employment with the Company or the termination thereof (the "Claims"). The Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any Claim.

10.
The Executive understands, acknowledges and undertakes that the full receipt of the payments and benefits due or provided to him under this Agreement, including without limitation the Additional Benefits, constitute a full and final settlement of everything owed to him by the Company, including with respect to salary, overtime payment, vacation pay, severance pay, sick leave, annual leave, redemption of annual leave, travel expenses, reimbursement of expenses, car, recuperation pay, prior notice, payment in lieu of prior notice, commissions, bonuses, social contributions of all kinds (including Pension Insurance, Further Education Fund etc.), benefit plans or programs and every other payment or social benefit whatsoever connected to or arising out of Executive's employment with the Company or its termination, including manner, process and circumstances of termination. Executive further confirms that this Agreement is also a letter of acknowledgment and settlement for severance pay in accordance with section 29 of the Israeli Severance Pay Law, 1963.
In addition, the Executive understands and acknowledges that by signing this Agreement he is waiving and releasing any and all claims he may have concerning the terms and conditions of his employment and the termination of his employment including those prohibiting discrimination on the basis of age, sex, race, color, disability, religion, creed, national origin, ancestry, sexual orientation, gender expression, gender identity, handicap, marital status, domestic violence victim status, citizenship or any other protected factor or characteristic, prohibiting discrimination for requesting or taking a family or medical leave, prohibiting discrimination with regard to benefits or any other terms and conditions of employment, or prohibiting retaliation in connection with any complaint or claim of alleged discrimination or harassment and that he intends to do so. As such, this release includes, but is not limited to, any claims arising under any of the laws of the State of Israel and the United States and any other federal or state constitutions, federal, state or local statutes, or any contract or similar right, including every type of claim under any legal theory and whether or not the claim was known or unknown up through the Effective Date of this Agreement. The Executive further agrees that he will not institute or authorize any other party, governmental or otherwise, to institute any administrative or legal proceeding seeking compensation or damages on his behalf against the Released Parties relating to or arising out of any aspect of his employment or termination.

11.
In consideration of the benefits described in this Agreement, the Executive acknowledges and agrees that following the Separation Date he will continue to be obliged (with no limit in time unless expressly indicated otherwise in writing) as follows:

a.
Executive agrees to provide reasonable transition assistance to the Company and to be reasonably available for meetings and consultations and to answer questions for the Company at mutually convenient times from the Separation Date through February 28, 2014.

b.
The Executive agrees, with reasonable notice, to provide information and cooperate with the Company as may be reasonably requested in connection with any claims or legal action in which the Company is or may become a party.

c.
Executive acknowledges and agrees that, at all times in the future, he is bound by confidentiality, intellectual property and non compete obligations under applicable law or agreement, including without limitation the Proprietary Information, Developments and Non-Compete Agreement entered into by and between Executive and the Company on February 22, 2007, and that those provisions are specifically incorporated herein.

d.
Without limiting the foregoing obligations, the Executive recognizes and acknowledges that all non public information pertaining to the software, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. The Executive will not give to any person, firm, governmental agency or other entity any information concerning the affairs, business, clients, or customers of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. All confidential information and intellectual property of the Company the Executive was exposed to or participated are confidential and will remain the property of the Company.

e.
For a twelve (12) month period after the Separation Date, the Executive (directly or indirectly, acting on his own behalf, or for or through or together with others and in whatever capacity) will not actively solicit or induce or attempt to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate their engagement with the Company or engage in activities that directly compete with the business of the Company.

12.
In the event Executive breaches Paragraphs 9, 10, 11 (c), (d) or (e), or 14 of this Agreement, the Company must provide written notice to the Executive specifying the act which has breached this Agreement, and if such breach i

s not remedied within thirty (30) days, or if not capable of being remedied, than the Company will, without limiting its other rights, have the right to terminate any remaining post-employment Additional Benefits described in Section 6. The Executive agrees that the restrictions contained in Paragraphs 9,10, 11(c), (d) or (e), and 14 are essential elements of this Agreement.

13.
On or promptly after the Separation Date the Executive will cooperate with the Company to follow the Company's standard practices for return of Company property and equipment in his possession or control including but not limited to, computer equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), customer information, customer lists, employee lists, Company files , notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). The Executive confirms that as of the Separation Date he has left intact all electronic Company documents, including those that he developed or helped to develop during his employment. The Executive further agrees that he has already cancelled (or transferred to his personal account) and/or will cooperate with the Company to cancel (or transfer to his personal account) all accounts for his benefit, if any, in the Company's name including, but not limited to, credit cards, bank accounts, company car, telephone charge cards, cellular phone accounts, pager accounts, computer accounts, prior to the Separation Date.

14.	The Executive agrees that he will not, at any time, knowingly or intentionally disparage, criticize or ridicule the Company, its officers, directors, products, services or business practices.

15.
All amounts payable under this Agreement shall be subject to deduction for all federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any other required deductions. The parties intend that all payments made under this Agreement will be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively "Section 409A"), if applicable, so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from Section 409A are not so exempt or compliant. In no event will the Company reimburse Executive for any taxes or other penalties that may be imposed on Executive as a result of Section 409A, and Executive shall indemnify the Company for any liability therefor.

16.
All amounts payable under this Agreement shall be subject to deduction for all taxes and compulsory deductions as may be required to be withheld pursuant to any applicable law or regulation and any other required deductions.

17.
This Agreement amicably resolves any issues between the parties and they agree that this Agreement shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of either the Executive or the Company.

18.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, except for those terms which, by their nature, relate specifically to the laws of the United States or the actions of the parent company within the United States, which shall be governed by the laws of New York, in each case, without regard to principles of conflicts of laws.

19.
The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

20.
The Executive acknowledges that he has been offered adequate time by the Company to review the Agreement and consult with an attorney of his choice if he desires to concerning the waivers contained in and the terms of this Agreement. Prior to executing this Agreement, the Executive shall ensure that the waivers he has made and the terms he has agreed to herein are done knowingly, consciously and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

21.
The Executive acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has had a reasonable opportunity to fully consider the terms of this Agreement; (c) has been provided adequate time to consult with an attorney of his choice if he desires to before signing this Agreement; (d) in accordance with Section 20 and clause (c) above, fully understands the significance of all of the terms and conditions of this Agreement; and (e) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

22.	[Intentionally Omitted.]

23.
This Agreement shall be binding on and shall inure to the benefit of the Executive's heirs, executors, administrators, representatives and assigns and the Company's successors in interest and assigns. The Executive may not assign any of his rights or duties hereunder, except with the written consent of the Company. The Executive covenants and represents that he has not assigned or attempted to assign any rights or claims he may have against the Company at any time prior to signing this Agreement.

24.
The parties agree that this Agreement contains all terms agreed between the parties relating to the termination of Executive's employment with the Company and supersedes and cancels any and all prior agreement or understanding on the subjects covered herein, and no agreements, representations or statements of either party not contained in this Agreement shall bind that party. Notwithstanding the foregoing, the Executive acknowledges that nothing herein supersedes any pre-existing duties of confidentiality, or the assignment of any invention or intellectual property or proprietary rights to the Company. This Agreement can be modified only in writing signed by both parties.

25.
Executive agrees that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile or scanned image shall have the same force and effect as execution of an original, and a facsimile or scanned image of a signature shall be deemed an original and valid signature.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release.

Eli Campo		LivePerson, Inc., on behalf of itself and LivePerson, Ltd.

By:	/s/ ELI CAMPO	By:	/s/ DANIEL R. MURPHY
Name:	Eli Campo	Name:	Daniel R. Murphy
Date:	2/22/2014	Date:	2/21/2014

SCHEDULE A
Options

Grant Date	Original Shares Issued	Shares Vested	Shares not yet vested	Exercised 2010	Exercised 2011	Remaining Shares	Remaining Shares Vested	Remaining Shares Unvested	Remaining Unvested Shares Vesting in 12 mo.
2/21/2007	300,000	300,000	—	—	225,000	75,000	75,000	—	N/A
4/1/2008	27,000	27,000	—	13,500	6,750	6,750	6,750	—	N/A
3/5/2009	100,000	100,000	—	—	—	100,000	100,000	—	N/A
6/17/2010	24,900	18,675	6,225		—	24,900	18,675	6,225	6,225
9/4/2012	200,000	50,000	150,000			200,000	50,000	150,000	50,000
Totals:	651,900	495,675	156,225	13,500	231,750	406,650	250,425	156,225	56,225